Exhibit 12.1

                       Ratio of Earnings to Fixed Charges

                               Omnicom Group Inc.
                       Ratio of Earnings to Fixed Charges
                                1997-2001 ($000s)

                                                                                    Years Ended December 31
                                                          --------------------------------------------------------------------------
                                                             1997            1998            1999          2000 (B)          2001
                                                          ----------      ----------      ----------      ----------      ----------
Earning as defined:
Profit before tax as reported ......................      $  390,578      $  521,797      $  673,708      $  911,617      $  895,385
Add: Dividends from affiliates .....................          14,901          19,353          10,485          39,222          28,378
      Interest expense .............................          44,783          74,482          84,908         116,681          90,922
      Interest factor (re: rentals) (A) ............          80,890         103,829         113,861         131,594         150,914
                                                          ----------      ----------      ----------      ----------      ----------

Total earnings .....................................      $  531,152      $  719,461      $  882,962      $1,199,114      $1,165,599
                                                          ==========      ==========      ==========      ==========      ==========

Fixed charges as defined:
Interest expense ...................................          44,783          74,482          84,908         116,681          90,922
Interest factor (re: rentals) (A) ..................          80,890         103,829         113,861         131,594         150,914
                                                          ----------      ----------      ----------      ----------      ----------

Total fixed charges ................................      $  125,673      $  178,311      $  198,769      $  248,275      $  241,836
                                                          ==========      ==========      ==========      ==========      ==========

Ratio of earnings to fixed charges .................           4.23x           4.03x           4.44x           4.83x           4.82x
                                                          ==========      ==========      ==========      ==========      ==========

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(A)   The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.

(B)   Includes $110,044 gain on Razorfish shares in the first quarter of 2000.